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                                                                    Exhibit 99.2


                                                   [DELTA LOGO]

                                                   INTERNAL MEMORANDUM

                                                   DATE: November 24, 2003


TO:         All Delta Employees

FROM:       Leo F. Mullin - Chairman and CEO

SUBJECT:    A FEW WORDS OF APPRECIATION

This morning, I announced my upcoming retirement from Delta Air Lines. I will step down from my position as CEO effective January 1, 2004, and as Chairman of the Board effective with the shareholders meeting on April 23, 2004. This deeply personal decision will mark the culmination of a journey both tumultuous and rewarding, which has been shared with people whose spirit and resolve are unequaled. I am proud of what we as a team have accomplished together and where we stand today. And, it seems an appropriate time to share some thoughts about the journey.

When I joined Delta in 1997, the company was emerging from what was then regarded as its most challenging period. Battered by the effects of the Gulf War and a difficult economy, our airline had suffered in the most crucial areas - customer service, employee morale and financial performance. What had not changed, however, was Delta employees' belief in this great company, manifested in their certainty that successful completion of the tough recovery job ahead was the only option.

The results were stunning. Your efforts quickly returned Delta to the forefront of the industry's customer service indexes. We invested in new airplanes - both mainline and regional jets. Progress in technology was immense, with Delta moving from a position of deficiency to industry leadership. Priceline helped launch the world of aviation into e-business - contributing a huge $1 billion profit gain to Delta along the way. Delta and Air France co-founded SkyTeam, our fast-expanding global alliance. With Atlanta established as a new hub for service to Latin America, destinations soon included all the major capitals throughout the region. "From anywhere to everywhere" became our byword. Delta's safety record remained impeccable. Financial performance soared and employee morale improved as we marched confidently into the new millennium.

Then came the terrible tragedy of September 11. Yet, even in the face of so much grief and loss, people around the world stepped forward, restoring our faith in humanity with their courage, resiliency and compassion. Nobody carried that banner more visibly or with more dignity and constancy than you, even though our industry had been especially hard hit by the events of 9/11. The skies went eerily silent as we brought all aircraft safely to ground, cared for our passengers and our fellow employees dispersed across the globe, and reinvented aviation security virtually overnight to ensure safe and secure operation. Then
- when all was ready - you quickly, valiantly, and safely launched the nation's air transportation service once more. One of the first aircraft back in the skies was a Delta plane; it would be hard for me to accurately convey the depth of pride I felt at that moment for this company and for each and every one of you.


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The 1990s had taught us that recovery would not be easy. We had no idea, however, about the depth of the challenge ahead. The events of 9/11 were followed by a bleak economic era which far surpassed our expectations. The revenue equation changed forever as passengers flown and yields dropped to unprecedented levels. Almost overnight, Delta and the other airlines faced an annual loss of 25 percent or more in revenues - a staggering blow to an industry also facing rapidly escalating costs, from increased aviation security requirements to skyrocketing insurance rates.

In 2002 and 2003, the cumulative effects of the industry situation became nearly calamitous. Business travel dropped sharply, many passengers expressed fear of flying, and still others were reluctant to face the increased hassle of airport security. The industry operated with the constant threat of bankruptcy, and several competitors became insolvent. No carrier was immune, including low-cost carriers typically cushioned by their lower cost structures.

Again and again, the people of Delta met with their trademark courage what seemed to be an endless array of difficulties. In 2002, as the dangerous period ahead began to take shape, we battened down the hatches, emphasizing the minimization of daily cash burn and concentrating on building a balance sheet strong enough to ensure solvency. We had mobilized on all fronts - leading in the air and on the ground, with the financial community and the government. By 2003, the specter of bankruptcy for Delta had receded.

Survival, however, has never been Delta's only goal. So, earlier this year, we expanded our company's vision to encompass a stronger focus on customer satisfaction and workplace excellence. And we riveted our attention on the need to completely revamp costs to reflect new economic and competitive realities.

In many respects, 2003 has been a good year. We are reinvesting in customers; we have launched Song; and we are forging a powerful new domestic alliance with Northwest and Continental. Yet we must recognize that Delta's financial performance continues to require massive improvement. Tough programs are in place to address these problems, and their ability to turn the situation around will depend on the support of Delta employees. With the record of achievement recorded so far, and with Jerry Grinstein and Jack Smith as the company's new senior leaders, I am confident that this airline has the strategic vision, experience and talent at every level to achieve the long-term success that is Delta's ultimate goal.

And so, I reach this point with several conflicting emotions: Pride in what we have accomplished together; a realization that the job is not - nor can it ever truly be - complete; and an abiding affection for a remarkable team of employees for whom I have great respect and admiration.

There is one experience in particular that crystallizes the legendary spirit of Delta people and what it has meant to me. Following September 11, as aviation was struggling to regain a footing, I was unexpectedly called upon to serve as spokesman for Delta and the industry. The stakes were high and the situation we faced was unprecedented. What I recall most clearly about that period of crisis, and what helped sustain me throughout, is the full flow of support from Delta people. I believe what I felt at that time was the true spirit of Delta. I will always treasure that memory, and I am grateful to have had the opportunity to work with all of you.

                                      Leo Mullin


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